UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 30, 2008
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9000 Town Center Parkway
Bradenton, Florida 34202
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On July 30, 2008, Gevity HR, Inc. (the “Company”) issued a press release announcing that, in response to inquiries from, and contact with, several third parties regarding possible strategic transactions, its Board of Directors has authorized management to initiate a formal process to engage in strategic discussions and to seek proposals from potentially interested parties.
The Company also announced that on July 30, 2008, it entered into confidentiality and standstill agreements with General Atlantic Service Company, LLC (“General Atlantic”) pursuant to which the Company agreed to provide General Atlantic with non-public information in order to evaluate a possible strategic transaction. The standstill agreement with General Atlantic prohibits, among other things and subject to certain exceptions, General Atlantic from, without the Company’s prior written consent, acquiring additional shares of the Company’s common stock and taking other specified actions that would cause a change of control of the Company through January 30, 2009.
The Company does not expect to disclose further information regarding the status of the formal process until the process has been completed. The Company emphasizes that there can be no assurance that the initiation of a formal process to explore possible strategic transactions, including a business combination, will result in any transaction.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.
Item 9.01. Financial Statements and Exhibits.
99.1	Press Release dated July 30, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC. (Registrant)
Dated: July 30, 2008	By:	/s/ Edwin E. Hightower, Jr
		Name:	Edwin E. Hightower, Jr.
		Title:	Senior Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated July 30, 2008.